                                                                      EXHIBIT 12

                           BEVERLY ENTERPRISES, INC.

                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                 SIX MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,                   JUNE 30,
                               -----------------------------------------------   -----------------
                                1996      1995      1994      1993      1992      1997      1996
                               -------   -------   -------   -------   -------   -------   -------
Income (loss) before
  provision for (benefit
  from) Income taxes,
  extraordinary charge and
  cumulative effect of change
  in accounting for income
  taxes......................  125,507    (6,154)  114,795    87,640     6,148    65,722    51,152
                               =======   =======   =======   =======   =======   =======   =======
Add fixed charges:
  Interest expense (including
     capitalized interest)...   89,911    83,294    60,268    62,614    62,077    44,491    44,305
  Interest factor in rent
     expense.................   33,572    46,740    55,831    67,916    77,372    12,887    18,129
  Amortization of debt issue
     costs...................    3,210     4,379     4,241     3,743     8,226     1,336     2,726
  Amortization of debt
     discounts...............      101       144     2,206     1,794     2,126        39        52
                               -------   -------   -------   -------   -------   -------   -------
Total fixed charges..........  126,794   134,557   122,546   136,067   149,801    58,753    65,212
                               -------   -------   -------   -------   -------   -------   -------
Less capitalized interest....   (2,111)   (3,572)   (1,923)   (1,955)   (1,486)   (1,179)     (955)
                               -------   -------   -------   -------   -------   -------   -------
Total earnings...............  250,190   124,831   235,418   221,752   154,463   123,296   115,409
                               =======   =======   =======   =======   =======   =======   =======
Ratio of earnings to fixed
  charges....................     1.97        (1)     1.92      1.63      1.03      2.10      1.77
                               =======   =======   =======   =======   =======   =======   =======

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(1) Earnings were inadequate to cover fixed charges by $9,726,000 for the year ended December 31, 1995.